                                                                    EXHIBIT l(6)




December   , 2001
         --

Board of Trustees
AIM Equity Funds
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Re:      Initial Capital Investment in New Portfolio of
         AIM Equity Funds (The "Fund")

Ladies and Gentlemen:

         We are purchasing shares of the Fund for the purpose of providing initial investment for two new investment portfolios of the Fund. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

         We hereby agree to purchase shares equal to the following dollar amount for the portfolio:

                  FUND                             AMOUNT                   DATE
                  ----                             ------                   ----

AIM Core Strategies Fund - Class A Shares          $10.00            December 27, 2001
AIM Core Strategies Fund - Class B Shares          $10.00            December 27, 2001
AIM Core Strategies Fund - Class C Shares          $10.00            December 27, 2001


AIM Core Strategies Fund - Class A Shares          $   [ ]           December 28, 2001
AIM Core Strategies Fund - Class B Shares          $   [ ]           December 28, 2001
AIM Core Strategies Fund - Class C Shares          $   [ ]           December 28, 2001

AIM Large Cap Equity Fund - Class A Shares         $10.00            December 27, 2001
AIM Large Cap Equity Fund - Class B Shares         $10.00            December 27, 2001
AIM Large Cap Equity Fund - Class C Shares         $10.00            December 27, 2001

AIM Large Cap Equity Fund - Class A Shares         $   [ ]           December 28, 2001
AIM Large Cap Equity Fund - Class B Shares         $   [ ]           December 28, 2001
AIM Large Cap Equity Fund - Class C Shares         $   [ ]           December 28, 2001

We understand that the initial net asset value per share for the portfolios named above will be $10.

         We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Fund.

         We further agree to provide the Fund with at least three days' advance written notice of any intended redemption and agree that we will work with the Fund with respect to the amount of such redemption so as not to place a burden on the Fund and to facilitate normal portfolio management of the Fund.

Sincerely yours,

A I M ADVISORS, INC.



-------------------------------------
Robert H. Graham
President

cc:      Sara Ehlert-Gerke
         Mark Gregson